EXHIBIT 10.54

EXECUTION COPY

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is made and effective as of the 31st day of March, 2008 (the “Effective Date”),  by and between MiMedx Group, Inc., a Florida corporation (the “Company”), and SaluMedica, LLC, a Georgia limited liability company (“SaluMedica”).

RECITALS

A.             The Company desires to sell and issue, and SaluMedica desires to subscribe and purchase, shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions contained herein;

B.             In connection with the transactions contemplated by this Agreement, the Company’s wholly-owned subsidiary, MiMedx, Inc. (the “Subsidiary”), and SaluMedica are entering into (i) that certain Technology License Agreement of even date herewith (the “License Agreement”) concerning “Licensed Technology” (as defined therein) for all uses of “surgical sheets” (as further defined therein) and (ii) that certain Trademark License Agreement of even date herewith (the “Trademark Agreement”) related to the License Agreement; and

C.             All capitalized terms used herein but not defined herein shall have the meanings given to them in the License Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises, which are incorporated herein by this reference, the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:

1.             Issuance of Common Stock.

1.1.           Issuance of Closing Shares.  Subject to the terms and conditions of this Agreement, the Company shall and does hereby sell and issue to SaluMedica, and SaluMedica shall and does hereby subscribe and purchase from the Company, Four Hundred Thousand (400,000) shares of Common Stock (the “Closing Shares”) for a total consideration of the license and other rights granted by SaluMedica to the Company and the Subsidiary under the License Agreement and the Trademark Agreement (the “SaluMedica Consideration”).

1.2.           Issuance of Additional Shares upon Certain Milestones.  In addition to the Closing Shares provided for in Section 1.1, the Company shall issue to SaluMedica, if and only if SaluMedica is entitled thereto under the terms and conditions contained herein, up to an additional Six Hundred Thousand (600,000) shares of Common Stock (the “Additional Shares”) determined and issuable as follows:

(a)           First Sale of Licensed Product Milestone.  If and when the Company or any of its Affiliates (as defined in the License Agreement”) makes its first (1st) commercial sale (as contrasted to sales of prototypes, test products and the like) to a Third Party of any Licensed Product, then the Company shall issue to SaluMedica an additional One Hundred Thousand (100,000) shares of Common Stock within thirty (30) days after the Company or any of its Affiliates has delivered such Licensed Product to the purchaser.

(b)           First Revenue Milestone.  If and when the Company and its Affiliates in the aggregate collect Net Revenues (as hereinafter defined) for any period of twelve (12) consecutive months equal to or greater than twenty million U.S. Dollars ($20,000,000), then the Company shall issue to SaluMedica an additional One Hundred Thousand (100,000) shares of Common Stock within thirty (30) days after the Company has collected  such Net Revenues.

(c)           Second Revenue Milestone.  If and when the Company and its Affiliates in the aggregate collect Net Revenues for any period of twelve (12) consecutive months equal to or greater than forty million U.S. Dollars ($40,000,000), then the Company shall issue to SaluMedica an additional Two Hundred Thousand (200,000) shares of Common Stock within thirty (30) days after the Company has collected such Net Revenues.

(d)           Third Revenue Milestone.  If and when the Company and its Affiliates in the aggregate collect Net Revenues for any period of twelve (12) consecutive months equal to or greater than fifty million U.S. Dollars ($50,000,000), then the Company shall issue to SaluMedica an additional Two Hundred Thousand (200,000) shares of Common Stock within thirty (30) days after the Company has collected such Net Revenues.

(e)           For purposes of this Section 1.2, “Net Revenues” means all payments collected by the Company or its Affiliates from the commercial sale of Licensed Products (which for the avoidance of doubt includes sales of Licensed Products that are permitted under either of the Prior Agreements), less: (a) sales, use, turnover, excise, value added, and all other foreign, federal, state, or local taxes (except income tax); (b) custom duties or consular fees; (c) transportation, freight, and handling charges and insurance on shipments to customers; (d) ordinary and reasonable trade, cash, or quantity discounts or rebates to the extent actually granted; and (e) refunds and credits for any damaged, spoiled, rejected, or returned Licensed Products or because of retroactive price reductions, rebates, or charge backs; in each case as determined under generally accepted accounting principles in effect from time to time in the United States of America.  “Net Revenues” shall also include any cash (including royalties), and the fair market value of any non-cash property or rights of any kind, received by the Company or its Affiliates, directly or indirectly, from the sale, assignment, license, sublicense or any other assignment or transfer to a third party, of the License Agreement (or Trademark Agreement), or any rights under the License Agreement (or the Trademark Agreement).    If any Licensed Products are incorporated in any other product, device, equipment, or apparatus sold by the Company or its Affiliates as a combined product, device, equipment, or apparatus, then the Net Revenues for the purpose of determining whether or not SaluMedica is entitled to any Additional Shares hereunder shall that proportion of the Net Revenues of that combined product, device, equipment, or apparatus which is fairly attributable to such Licensed Products based on the extent of functionality and performance contributed by such Licensed Products to that combined product, device, equipment, or apparatus.

(f)            Expiration Date.  The right to receive Additional Shares upon the satisfaction of the conditions precedent related thereto as set forth in this Section 1.2 shall expire as to any Additional Shares not then earned, if such conditions precedent have not been satisfied by June 30, 2013 (the “Expiration Date”).

(g)          Adjustments to Additional Shares.  The number of Additional Shares to be issued pursuant to this Section 1.2 shall be adjusted appropriately, and automatically, from time to time as applicable, without any action by the parties, to reflect any stock split, stock dividend, reverse-split, recapitalization and the like affecting the outstanding shares of Company common stock, that occur prior to the date of issuance of any applicable Additional Shares.  These adjustment(s) shall also be made with respect to similar capitalization changes in shares of any successor entity to the Company (by merger, consolidation or otherwise) in connection with, or following, any Sale of the Company (as defined below).

(h)           Rule 144 Obligations. The Company shall take all actions necessary (including but not limited to complying with all filing requirements under the Securities Exchange Act of 1934, as amended) to allow SaluMedica to sell the Closing Shares and the Additional Shares immediately upon SaluMedica’s holding the applicable shares for the requisite holding periods as prescribed for non-affiliates under Rule 144__ under the Securities Act.

1.3.           Sale of the Company.  In the event of a Sale of the Company (as hereinafter defined) on or before the Expiration Date, the parties hereto agree and acknowledge that the acquirer in such transaction shall be required to assume any remaining obligations of the Company owed to SaluMedica with respect to the issuance of Additional Shares pursuant to Section 1.2.  For purposes of this Section 1.3, “Sale of the Company” means the consummation of any of the following events in one, or two or more related, transactions: (i) A complete liquidation of the Company; (ii) a sale, transfer, or other disposition of all or substantially all of the Company’s assets or capital interests; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other entity other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

1.4.           Deliveries.  Upon the execution of this Agreement:

(a)           The Company shall deliver to SaluMedica a stock certificate representing the Closing Shares against SaluMedica’s execution and delivery of the License Agreement and the Trademark Agreement;

(b)           The Company and SaluMedica shall execute and deliver the License Agreement, the form of which is attached hereto as Exhibit A; and

(c)           The Company and SaluMedica shall execute and deliver the Trademark Agreement, the form of which is attached hereto as Exhibit B.

2.            Representations and Warranties of the Company.  The Company hereby represents and warrants to SaluMedica that the statements in the following paragraphs of this Section 2 are all true and complete immediately prior to the Effective Date, and shall also be true, to the extent applicable, at such times as Additional Shares are issued by the Company:

2.1.           Organization, Good Standing, and Qualification.

(a)           The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida.  Each of the Company and its Affiliates has all requisite corporate or company power and authority to own and operate its properties and assets, to carry on its business as currently conducted and as it is currently planned to be conducted, and to enter into and carry out the provisions of this Agreement, the License Agreement, and the Trademark Agreement.

(b)           Each of the Company and its Affiliates is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary and where any statutory fines or penalties, or any corporate disability imposed for this failure to qualify, would materially and adversely affect the Company’s or its Affiliates’ business, properties, assets, or financial condition.

2.2.           Subsidiaries.  Except for SpineMedica, LLC (a successor by merger to SpineMedica, Corp),  MiMedx, Inc., and LeveL Orthopedics, LLC, the Company does not own or control, directly or indirectly, any capital stock or other direct or indirect ownership interest in any corporation, limited liability company, partnership, association, or other business entity.

2.3.           Authorization.  All corporate action on the part of the Company and its officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Agreement, the License Agreement, and the Trademark Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale, and delivery of the Closing Shares and the Additional Shares being sold and issued hereunder has been taken and this Agreement, the License Agreement, and the Trademark Agreement, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) limitations on the enforceability of any indemnification provisions.  This Agreement, the License Agreement, and the Trademark Agreement have been or will be duly executed and delivered by the Company.

2.4.           Valid Issuance of Closing Shares and Additional Shares.  The Closing Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid, and nonassessable; the Additional Shares have been duly and validly reserved and, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid, and nonassessable; and the Closing Shares and the Additional Shares will be free of any liens or encumbrances or restrictions on transfer other than restrictions on transfer under this Agreement, any agreement in place between the Company and all of its holders of Common Stock, and applicable state and federal securities laws.

2.5.           No Broker.  No finder, broker, agent, financial advisor, or other intermediary has acted on behalf of the Company in connection with the offering or sale of the Closing Shares or the Additional Shares or the negotiation or consummation of this Agreement, the License Agreement, the Trademark Agreement, or any of the transactions contemplated hereby or thereby.

3.             Representations and Warranties of SaluMedica.  SaluMedica hereby represents and warrants to the Company that the statements in the following paragraphs of this Section 3 are all true and complete immediately prior to the Effective Date:

3.1.           Experience.  SaluMedica experienced in evaluating and investing in private placement transactions of securities of companies such as the Company, and has either individually or through its current officers such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the Company, and has the ability to bear the economic risks of the investment.

3.2.           Accredited Investor.  SaluMedica is an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act of 1933, as amended (the “Securities Act”).  SaluMedica is acquiring the Closing Shares and the Additional Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Closing Shares or the Additional Shares under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.  SaluMedica further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to any third person with respect to any of the Closing Shares or the Additional Shares.

3.3.           Restricted Securities.  SaluMedica acknowledges that the Closing Shares and the Additional Shares  must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including but not limited to the availability of current information to the public about the Company.

3.4.           Legends.  SaluMedica acknowledges that, to the extent applicable, each certificate evidencing the Closing Shares and the Additional Shares shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by the Company’s bylaws and/or shareholders’ agreements or applicable state securities laws:

THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) IN RELIANCE ON CERTAIN EXEMPTIONS CONTAINED THEREIN, OR UNDER THE SECURITIES ACT OF ANY STATE (THE “STATE ACTS”) IN RELIANCE ON CERTAIN EXEMPTIONS CONTAINED THEREIN.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN A TRANSACTION (A) REGISTERED UNDER THE SECURITIES ACT OR EXEMPT FROM REGISTRATION THEREUNDER AND REGISTERED UNDER THE APPLICABLE STATE ACTS OR EXEMPT FROM REGISTRATION THEREUNDER, OR (B) OTHERWISE IN COMPLIANCE WITH THE SECURITIES ACT AND THE APPLICABLE STATE ACTS.  THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL ACCEPTABLE TO IT IN CONNECTION WITH ANY SUCH TRANSACTION.

Our Board of Directors is authorized to issue 5,000,000 shares of our Preferred Stock, $0.001 par value, in one or more series as designated by the Board of Directors. The Board has the power to designate the relative rights and preferences of our Preferred Stock, which may include preferences as to dividends or amounts payable upon liquidation.  Information regarding our Common Stock and Preferred Stock may be obtained from the Company upon request.

This written statement is provided pursuant to Section 607.06026 of the Florida Business Corporation Act.

3.5.           Authorization.  All company action on the part of SaluMedica and its officers, managers, and members necessary for the authorization, execution, and delivery of this Agreement, the License Agreement, and the Trademark Agreement, and the performance of all obligations of SaluMedica hereunder and thereunder, has been taken and this Agreement, the License Agreement, and the Trademark Agreement, when executed and delivered, will constitute valid and legally binding obligations of SaluMedica, enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) limitations on the enforceability of any indemnification provisions.  This Agreement, the License Agreement, and the Trademark Agreement have been or will be duly executed and delivered by the Company.

3.6.           Reliance Upon Investor’s Representations.  SaluMedica understands that the Closing Shares have not been, and the Additional Shares will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  SaluMedica understands and acknowledges that the offering of the Closing Shares and the Additional Shares pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

3.7.           Investment Decision.  SaluMedica’s investment decision with respect to the Closing Shares and the Additional Shares was made at its offices located in Atlanta, Georgia

3.8.           Full Consideration.  The Closing Shares and are fair, adequate, and legally sufficient  consideration for the License Agreement and the Trademark Agreement. For the avoidance of doubt, the issuance or failure to issue Additional Shares, and the breach by the Company of any representation, warranty or covenant hereunder other than the issuance of the Closing Shares, shall have no impact or effect on the License Agreement or the Trademark Agreement.   Nothing in this Section 3.8 shall limit SaluMedica’s rights under Section 5.3 hereof.

3.9.           Insolvency Proceedings.  Neither SaluMedica nor any of its properties or assets are the subject of any pending, rendered, or threatened insolvency proceedings of any character.  SaluMedica has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for the institution of, any such insolvency proceedings.  SaluMedica is not insolvent and nor will it become insolvent as a result of entering into this Agreement, the License Agreement, and/or the Trademark Agreement.

3.10.         No Violation.  SaluMedica is not in violation or breach of, and entering into this Agreement will not violate or breach, any agreement, contract, order of any court or arbitral body binding on SaluMedica, and SaluMedica and has the full unencumbered and unrestricted right, power and authority (subject to the restrictions in the GTRC License)  to enter into this Agreement, the License Agreement and the Trademark Agreement, and no Third Party has any right or claim to the rights granted to the Company hereunder and thereunder, nor to the Closing Shares or Additional Shares.

4.             Covenants.

4.1.           General Cooperation.  In case at any time after the Effective Date any further actions are necessary or desirable to carry out the purposes of this Agreement and effect the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of any certificates, instruments, or other documents, each of the parties hereto will take such further actions (including, without limitation, the execution and delivery of such further certificates, instruments, or other documents) as the other party hereto may reasonably request, all at the sole cost and expense of the requesting party.

4.2.           Survival Periods.  All covenants and agreements and representations and warranties contained in or made pursuant to this Agreement shall continue and survive the execution of this Agreement.

5.             Miscellaneous.

5.1.           Expenses.   Each party shall bear all of its own expenses, costs, and fees (including attorneys’, auditors’, and financing fees, if any) incurred in connection with the transactions contemplated hereby, including the preparation, execution, and delivery of this Agreement and compliance herewith.

5.2.           Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Florida applicable to agreements entered into and performed within such State, but without reference to the conflicts of law rules of such State.

5.3.           Specific Performance.  Each party hereto acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that each party hereto: (i) shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement; and (ii) shall waive, in any action for specific performance, the defense of the adequacy of a remedy at law.

5.4.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other party, and any attempt to assign this Agreement without such consent shall be void and of no effect.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person, other than the parties hereto and the successors and assigns permitted by this Section, any right, remedy, or claim under or by reason of this Agreement.

5.5.           Entire Agreement; Amendment; and Waiver.  This Agreement, the License Agreement, and the Trademark Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement, the License Agreement, and the Trademark Agreement  supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the subject matter hereof.  Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by all the parties hereto.  The failure of any party to this Agreement to insist upon the strict performance of any of the terms, conditions, or provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect.

5.6.           Invalidity.  Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared to be the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

5.7.           Notices.  All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing or by written electronic transmission, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service that guarantees delivery within three (3) business days (effective upon receipt), (c) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), or (d) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment (effective upon receipt), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section):

If to the Company:

MiMedx Group, Inc.
1234 Airport Road, Suite 105
Destin, Florida 32541
Attention:  Steve Gorlin, Chairman
Facsimile:  (805) 650-2213
Email: sgorlin@gorlincompanies.com

With a copy (which shall not constitute notice) to:

G. Donald Johnson, Esq.
Womble Carlyle Sandridge & Rice, PLLC
1201 West Peachtree Street, Suite 3500
Atlanta, Georgia 30309
Facsimile: (404) 870-4878
Email: DJohnson@wcsr.com

If to SaluMedica:

SaluMedica, LLC
4451 Atlanta Road, S.E., Suite 138
Smyrna, Georgia 30080
Attention: Robert R. Singer
Facsimile: (404) 589-1737
Email: bobby.singer@salumedica.com

With a copy (which shall not constitute notice) to:

Randall W. Johnson, Esq.
Ledbetter Johnson Wanamaker, LLP
1175 Peachtree Street N.E.
100 Colony Square, Suite 1100
Atlanta, Georgia  30361
Facsimile: (404) 835-9450
Email: rjohnson@ljwlaw.com

5.8.           Captions.  The captions contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

5.9.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.10.          Arbitration.  Any dispute, claim, or controversy arising out of or in connection with this Agreement, other than a claim for specific performance under Section 5.3 hereof,  shall be finally determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).  Unless the Parties shall otherwise mutually agree, there shall be one (1) arbitrator.  Any judgment or award rendered by the arbitrator shall be final, binding, and nonappealable.  The place of arbitration shall be Atlanta, Georgia.  Neither of the Parties shall contest the choice of Atlanta, Georgia as the proper forum for such dispute, and notice in accordance with Section 5.7 shall be sufficient for the arbitrator to conduct such proceedings.  If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules.  In resolving any dispute, the Parties intend that the arbitrator apply the substantive laws of the State of Florida, without regard to the choice of law principles thereof.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable, and irrevocable.  The Parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of, or entry of judgment upon such award, by any court of competent jurisdiction.  Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this  Agreement, the Parties shall keep confidential all matters relating to the arbitration or the award, provided, such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (b) to the extent otherwise required by law.  Notwithstanding any provision of the Rules to the contrary, the Party other than the prevailing Party in the arbitration shall be responsible for all of the costs of the arbitration, including, without limitation, legal fees and other costs associated with such arbitration incurred by either Party.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

[SIGNATURES TO INVESTMENT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement to be effective as of the Effective Date.

SALUMEDICA, LLC	MIMEDX GROUP, INC.

By: /s/ Robert R. Singer	By: /s/ Matthew J. Miller
Name: Robert R. Singer	Name: Matthew J. Miller
Title: President	Title: Executive Vice President